Exhibit 99.2

                            EXCHANGE AGENT AGREEMENT

     THIS EXCHANGE AGENT AGREEMENT (the "Agreement") is entered into as of this 15th day of December, 2003 by and between Obsidian Enterprises, Inc., a Delaware corporation (the "Company"), and StockTrans, Inc., a Pennsylvania corporation having its principal offices in Ardmore, Pennsylvania (in its capacity as EXCHANGE Agent, the "Agent").

     WHEREAS, the Company is making an offer to exchange all of the outstanding shares of the common stock, par value $0.0001 per share, of Net Perceptions, Inc. ("Net Perceptions"), a Delaware corporation, and the associated preferred stock purchase rights (the "Net Perceptions Shares"), in exchange for shares of the Company's common stock, under the terms and subject to the conditions set forth in the Offer to Exchange, dated December 15, 2003 (as amended from time to time, the "Exchange Offer"), and in the related Letter of Transmittal, including the instructions set forth therein (which together, as amended from time to time, constitute the "Offer"). A draft copy of the Offer is attached hereto as Exhibit A.

     WHEREAS, the Offer is being made on December 15, 2003 and will expire at 5:00 p.m., New York City time, on February 20, 2004, unless extended by the Company as provided in the Offer (the last date to which the Offer is extended and on which it expires is herein referred to as the "Expiration Date").

     WHEREAS, pursuant to the Offer, as soon as practicable after the completion of the Exchange Offer and receipt of any additional regulatory approvals that may be required, the Company intends to merge Net Perceptions with a wholly-owned subsidiary of the Company to acquire all Net Perceptions Shares not tendered and exchanged pursuant to the Exchange Offer (the "Proposed Merger").

     WHEREAS, the holders of Net Perceptions Shares (the "Net Perceptions Shareholders") shall receive, pursuant to the terms of the Offer, 2.0 shares of the Company's common stock for each share of Net Perceptions Common Stock (after the 1 for 50 reverse split effective February 16, 2004, the exchange will be for 1/25 of a share of the Company's common stock).

     WHEREAS, the Company desires that StockTrans, Inc. act as EXCHANGE Agent pursuant to the Offer and StockTrans, Inc. has indicated its willingness to do so.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Appointment of EXCHANGE Agent. The Company hereby confirms the appointment of StockTrans, Inc. as EXCHANGE Agent, and StockTrans, Inc. hereby agrees to serve as such, upon the terms and conditions set forth herein.

     2. Surrender of Net Perceptions Shares. If requested by the Company, the Agent shall be responsible for mailing (the "Mailing") to each Net Perceptions Shareholder of record as of the Record Date: (a) a Letter of Transmittal and such other materials as approved by the Company (which shall specify that delivery of certificate(s) representing Net Perceptions shares, the "Certificates") shall be effected, and risk of loss and title to the certificate or agreement shall pass, only upon receipt by the Agent of the certificate and other appropriate materials required to effect the exchange as set forth in
Section 3(B) below and (b) an envelope addressed to the Agent for use by such Net Perceptions Shareholder in surrendering his or her Certificate(s) representing Net Perceptions Shares.

     3. Exchange of Net Perceptions Shares.

          A. Immediately prior to the Expiration Date, the Company shall provide to the Agent the number of shares of Obsidian common stock necessary to make the exchange and the cash necessary to make any payments in lieu of fractional shares, as set forth in Section 3(B) below (the "Exchange Fund") in exchange for the Net Perceptions Shares. The Exchange Fund will be held in a separate account by the Agent, in its capacity as Exchange Agent, for and on behalf of the Net Perceptions Shareholders. No interest will accrue on the Exchange Fund to the Company or the Shareholders.

          B. The Agent, upon receipt of written notification of acceptance for exchange of the tendered Net Perceptions Shares accompanied by a duly, completely and correctly executed Letter of Transmittal, shall make the following exchange with respect to such Net Perceptions Shares by issuance of new Company shares as soon as practicable after receipt of such notification of acceptance:

               (i) for each Net Perceptions Share, 2.0 shares of the Company's common stock (after the 1 for 50 reverse stock split effective February 16, 2004, the exchange will be for 1/25 of a share of the Company's common stock);

               (ii) in lieu of any fractional share that might otherwise issue, a cash amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the average of the closing sales price for a share of the Company's common stock (adjusted, if necessary for the 1 for 50 reverse stock split effective February 26, 2004) for the ten consecutive trading days immediately preceding the expiration of the exchange offer, as reported in the Over the Counter Bulletin Board.

          C. If the Company obtains a list of Net Perceptions Shareholders (the "Shareholder List"), it will provide it to the Agent.

          D. Under the Proposed Merger, no payment or exchange will be made with respect to any Net Perceptions Shares owned of record by a Net Perceptions Shareholder perfecting dissenters' rights under Section 262 of the Delaware General Corporation Law (a "Dissenting Shareholder"). As promptly as practicable after the effective date of the Proposed Merger, the Company will provide the Agent with a list of the names of all Dissenting Shareholders, if any. The Agent will promptly notify the Company in writing of the receipt of any Certificates from a Dissenting Shareholder, forward such Certificates to the Company (together with any other relevant documentation), and provide such further information about the Certificates surrendered by a Dissenting Shareholder and the documents accompanying such surrender as the Company may reasonably request. The Agent will have no duty to act on the receipt of Certificates from a Dissenting Shareholder, unless provided with a written instruction from the Company, nor will the Agent have any duty or responsibility to treat any Dissenting Shareholders differently than any other Net Perceptions Shareholder if said Dissenting Shareholders submit their Certificates to Agent prior to Agent's receipt of the list of names of Dissenting Shareholders from the Company.

     4. Notification and Processing. The Agent is hereby authorized and directed to, and hereby agrees to perform certain functions, including the following:

          A. accept and respond to all requests for information relative to the completion of the Letters of Transmittal in connection with the Offer; enclose and mail all necessary documents to Net Perceptions Shareholders; maintain a toll-free number to respond to inquiries; provide assistance to Net Perceptions Shareholders and monitor the response of Net Perceptions Shareholders to the exchange of Net Perceptions Shares; and provide daily telephonic or electronic reports to the Company as to the status of the exchange, including the number of shares which have been tendered, stating separately the number of shares tendered by Guarantees of Delivery, the number of shares about which the Agent has questions concerning validity, and the cumulative number of shares tendered through the time of such report;

          B. date stamp each document relating to its duties hereunder when received and preserve such documents until otherwise instructed by the Company;

          C. receive and examine all Certificates submitted for exchange and the accompanying Letters of Transmittal and other documents delivered or mailed to the Agent in connection with tenders of Net Perceptions Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letter of Transmittal. If more than one person is the record holder of any such Certificate, the Letter of Transmittal must be signed by each Net Perceptions Shareholder of record. If a Net Perceptions Shareholder or joint Net Perceptions Shareholders (registrants) hold more than one position in Net Perceptions, as indicated by different accounts on the Shareholder List, a separate, properly completed and executed Letter of Transmittal must be submitted for each such position held by that or those joint Net Perceptions Shareholders;

          D. retain or return to any Net Perceptions Shareholders (as applicable) those documents evidencing some deficiency in execution and make reasonable attempts to inform such Net Perceptions Shareholders of the need to correct any such deficiency. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Net Perceptions Shares tendered or delivered shall be made by the Agent on behalf of the Company in the first instance, but final decisions on all such matters shall be made by the Company. The Company will reserve in the Offer the absolute right to reject any or all tenders of any particular Net Perceptions Shares not in appropriate form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful.

          E. accept Letters of Transmittal signed by persons acting in a fiduciary or representative capacity only if such capacity is properly shown on the Letter of Transmittal and proper evidence of their authority so to act has been submitted;

          F. instruct persons alleging loss, theft or destruction of their Certificates to contact the Net Perceptions transfer agent to obtain replacement certificates;

          G. promptly return Net Perceptions Shares to, or in accordance with the instruction of, any tendering Net Perceptions Stockholder desiring to withdraw his shares under the terms set forth in the Offer. Such Net Perceptions Shares shall no longer be considered validly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Company, whose determination shall be final and binding.

          H. upon the Company's acceptance for exchange of the tendered Net Perceptions Shares, promptly deliver, in accordance with the instructions in the Letter of Transmittal and this Agreement, the applicable shares of the Company's common stock and payment in lieu of fractional shares as set forth in Section 3 above with respect to the Certificates so tendered, by first class mail;

          I. cancel all Certificates accepted for exchange and promptly deliver such cancelled Certificates to the Company;

          J. if, pursuant to the provisions of the Letter of Transmittal, fewer than all the Net Perceptions Shares evidenced by any certificate submitted are to be tendered, promptly after the Expiration Date, return or cause to be returned a new certificate for the remainder of Shares not being tendered to, or in accordance with the instruction of, each of such stockholders who has made a partial tender of Shares deposited with the Agent;

          K. if, pursuant to the Offer, the Company does not accept the tendered shares for exchange, then pursuant to instructions from the Company, return the certificates for such Shares to, or in accordance with the instructions of, the persons who deposited the same, together with a letter of notice, in form satisfactory to the Company, explaining why the deposited Shares are being returned, and return to the Company any surplus funds deposited by the Company;

          L. upon request of the Company in writing, prepare and file with the appropriate governmental agency and applicable Net Perceptions Shareholder all appropriate tax information forms relating to any distributions made by the Agent pursuant to this Agreement to any Net Perceptions Shareholder during each calendar year, or any portion thereof, during which the Agent performs services hereunder;

          M. return at the Company's request any and all necessary records, information and material concerning and representing un-exchanged Net Perceptions Shares;

          N. maintain on a continuing basis a list of holders of Net Perceptions Shares that have not yet exchanged their Certificates;

          O. establish an account (the "Book-Entry Account") for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility"), within two business days after the date of this Agreement. Maintain the Book-Entry Account until all Shares tendered pursuant to the Offer shall have been accepted for exchange or returned; and

          P. those other matters included on Exhibit B hereto.

     5. Concerning the EXCHANGE Agent. The Agent:

          A. shall have no duties or obligations other than those set forth herein or as may subsequently be requested of the Agent by the Company and agreed to by the Agent in connection with the Offer;

          B. may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

          C. may rely on and shall be held harmless in acting upon duly authorized written or oral instructions from the Company with respect to any matter relating to its acting as Agent specifically covered by this Agreement; and

          D. may consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

     6. Compensation of the Agent by the Company. The Company shall pay fees for the services rendered hereunder, as set forth in the Fee Schedule (attached hereto as Exhibit C). The Agent shall also be entitled to reimbursement from the Company for all reasonable and necessary expenses paid or incurred by it in connection with the administration by the Agent of its duties hereunder. The Project Management fees (not including postage) must be paid within five days of execution of this agreement. An invoice for any out-of-pocket and per item fees incurred will be rendered to and payable by the Company within 30 days of the date of said invoice, except for invoiced estimated postage and mailing expenses, which funds must be received one (1) business day prior to the scheduled mailing date. It is understood and agreed that all services to be performed by Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Agent.

     7. Performance. The Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy and timeliness of all services performed under this Agreement.

     8. Indemnification. The Company covenants and agree to indemnify and to hold the Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of its duties under this Agreement; provided, that such covenant and agreement does not extend to, and the Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Agent as a result of, or arising out of, its refusal or failure to comply with the terms of this Agreement, breach of any of its representations or warranties under this Agreement, gross negligence, bad faith or willful misconduct. Promptly after the receipt by the Agent of notice of any demand or claim, or the commencement of any action, suit, proceeding or investigation, the Agent shall notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. Agent will not, without the Company's prior consent, settle or compromise or consent to the entry of any judgment to any pending or threatened Action in respect of which indemnification may be sought hereunder. For the purposes of this Section 8, the phrase "any costs, expenses (including reasonable fees of its legal counsel), losses or damages" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled (i) only with the express written consent of the Company (which consent shall not be unreasonably withheld) or (ii) by the Company (which such settlement shall not require the consent of the Agent), plus all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such action, suit, proceeding or investigation.

     The Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent's unreasonable refusal or failure to comply with the terms of this Agreement, or that arise out of Agent's gross negligence, bad faith or willful misconduct or that arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses.

     9. Further Assurance. From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Agent such further documents and instruments and shall do and cause to be done such further acts as the Agent shall reasonably request (it being understood that the Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

     10. Term. The Company may terminate this Agreement at any time by providing 60 days written notification to the Agent. The Agent may terminate this Agreement by providing the Company 60 days' written notice, except that Agent may terminate this agreement at any time Company has not paid in full an invoice from the Agent within the time period described in Section 6 herein. Upon the effective date of termination of this Agreement, all Company common stock and other payments, without interest, and all other property then held by the Agent on behalf of the Net Perceptions Shareholders hereunder shall be delivered by it to the Company or as otherwise shall be designated in writing by the Company. Upon termination of this Agreement, all canceled Certificates and related documentation will be returned to the Company.

     11. Extensions or Amendments to Offer. The Company will notify the Agent of, and confirm in writing, any extension or amendment to the Offer. The Agent shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Offer, any of which may be given to the Agent by the Company or such other persons as it may authorize.

     12. Notices. Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Exchange Agent and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, addressed as follows:

    If to the Company, to:                   Obsidian Enterprises, Inc.
                                             111 Monument Circle, Suite 4800
                                             Indianapolis, Indiana  46204
                                             Attn:  Rick D. Snow
    With a copy
    (which shall not be notice) to:          Barnes & Thornburg
                                             11 South Meridian Street
                                             Indianapolis, IN  46204
                                             Attn:  Stephen J. Dutton

    If to the Agent, to:                     StockTrans, Inc.
                                             44 W. Lancaster Ave.
                                             Ardmore, PA 19003
                                             Attn:  Reorganization Department

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

     14. Assignment

          A. Except as provided in Section 14(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

          B. The Agent may, without further consent on the part of the Company, subcontract with subcontractors for systems, processing, telephone and mailing services, as may be required from time to time; provided, however, that the Agent shall be fully responsible to the Company for the acts and omissions of any subcontractor.

          C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     15. Amendment. This Agreement may not be modified, amended or supplemented without an express written agreement executed by each of the parties hereto.

     16. Counterparts. This Agreement may be executed in separate counterparts, each of which, when executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     17. No Joint Venture. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

     18. Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage that is reasonably beyond its control, or other cause that is reasonably beyond its control (except, in the case of the Agent, for acts of subcontractors), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

     19. Consequential Damages. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

     20. Severability. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

     21. Confidentiality. The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule, shall remain confidential and shall not be voluntarily disclosed to any other person (except the party's attorneys and advisors), except with the written approval of the other party or as may be required by law.

     22. Survival. The provisions of Sections 8, 10 and 19-21 shall survive any termination of this agreement.

     23. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

STOCKTRANS, INC.                           OBSIDIAN ENTERPRISES, INC.


By:     /s/ Jonathan Miller              By:     /s/ Rick D. Snow
        -------------------------------         -------------------------------

Title:   President                       Title:  Chief Financial Officer
        -------------------------------         -------------------------------
Date:    12/15/03                        Date:   12/15/03
        -------------------------------         -------------------------------


ATTACHMENTS:

   Offer to Exchange and
            Letter of Transmittal              Exhibit A
   Agent Services                              Exhibit B
   Exchange Agent Fee Schedule                 Exhibit C